Exhibit 99.1

Research Frontiers SPD-SmartGlass Licensee and Strategic Investor Gauzy Ltd. secures the Series C investment from Hyundai Motor Company, Blue Red Partners VC (Singapore), and Avery Dennison

Tel Aviv, Israel and Woodbury, New York. April 23, 2020 – The COVID-19 pandemic’s global reach has touched countless lives, along with the economic and investment ecosystem in Israel and worldwide. Despite the current crisis, Gauzy Ltd, a material science startup based in Tel Aviv, Israel has secured the Series C investment from Hyundai Motor Company, Blue Red Partners VC, and Avery Dennison. Gauzy is a strategic investor and licensee of Research Frontiers (Nasdaq: REFR), which is the inventor of patented SPD-SmartGlass light control technology.

Gauzy has been collaborating with industrial players to integrate Gauzy’s LCG® (light control glass) technologies, including SPD (suspended particle device) and LC (Liquid Crystal), into the serial production of various types of products. Both technologies allow for dynamic and user-controlled light control. SPD provides the ultimate light control solution - comfortable, safe, and energy efficient. LC technologies are used for privacy, solar reflection, and displays that turn transparent for smart mobility solutions.

In February of 2019, Gauzy announced on NASDAQ a strategic investment in Research Frontiers (Nasdaq: REFR) and its plans to develop and manufacture SPD. Throughout the year, Gauzy established the infrastructure required to create its SPD technology. This includes erecting a state-of-the-art material synthesis facility in Israel, and a custom SPD production line strategically located in Germany (Stuttgart) as part of Gauzy’s subsidiary company, Gauzy GmbH. These two facilities are currently operating and producing SPD emulsion and light control film for the automotive, aircraft, and architectural industries, with modified staffing and procedures to protect Gauzy’s employees during the COVID-19 pandemic.

On December 5, 2019 Gauzy hosted automotive and tier one executives from around the world at an exclusive event revealing its new proprietary production line set within an 11,000sqm property in Germany. This production site is dedicated to producing 1,000,000sqm of SPD material yearly for the automotive and architectural industries. Gauzy’s state-of-the-art production techniques have brought down the cost of SPD-Smart light control technology significantly, has shortened delivery times to customers, and have added new capabilities and functionality to the world of smart glass.

Gauzy is the only material science company in the world currently developing, manufacturing, and marketing two of the three commercial active light control technologies: LC and SPD. The company has a global distribution network of over 60 certified partners worldwide that apply Gauzy’s unique technologies to glass or other transparent substrates, to create LCG (light control glass). SPD and LC technologies allow glass to change from opaque to custom degrees of transparent with electrical input to control various forms of light including UV, IR, and visible light. SPD blocks up to 99.5% of light for custom shading while maintaining a view of surroundings. It can be used to replace mechanical shading elements in buildings and vehicles.

Eyal Peso, Gauzy’s CEO, says “We are proud to announce this investment that comes at a hard time and also comes to show the depth of the confidence the investors have in Gauzy and its technologies. We have been working closely with industrial players over the years to develop for series production, and the investment will help Gauzy step up its efforts in the delivery of its products all over the world.”

This Series C investment allows Gauzy to continue its mission of developing and leading the active light control technology market. With continued advancement in product development and of resources for high volume production, LCG technology and active glazing is more accessible for serial implementation by industrial players.

Joseph M. Harary, President and CEO of Research Frontiers noted: “This Series C investment round by Gauzy is significant in many respects. This strategic investment marks the first known equity investment by an automotive OEM in our entire industry. While it certainly benefits the investors in Gauzy, and Research Frontiers, it also benefits all of our licensees and their customers in the automotive, aircraft, marine, architectural and consumer products industries worldwide. It is the result of a highly focused and collaborative effort by key companies in the material science, glass, technology and automotive industries.”

About Gauzy:

Gauzy is a world leading vendor of material science and nanotechnology, focused on the research, development, manufacturing, and marketing of technologies which are embedded into and onto raw materials. Amongst Gauzy’s core areas of expertise are LC and SPD, which are used to produce LCG® (Light Control Glass). The company is headquartered in Tel Aviv Israel, with an additional production facility in Germany, and sales, marketing, and distribution sites in multiple US cities and China. Learn more at gauzy.com, and on LinkedIn, YouTube, and Facebook.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is a publicly traded technology company and the developer of patented SPD-Smart light-control film technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Research Frontiers has licensed its smart glass technology to over 40 companies that include well known chemical, material science and glass companies. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

The markets for SPD-Smart film are already well-established. Research Frontiers has licensed over 40 chemical, film, and glass companies which are selling products for the automotive, aircraft, marine, train, museum and consumer electronics industries. Shortly after its introduction into serial production in the automotive industry, SPD-SmartGlass has become standard equipment on many different aircraft, and is also used in residential and commercial architectural applications, in trains, yachts and other marine vehicles, in display applications, and to protect light-sensitive artwork and documents in major museums around the world.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results, especially those reliant on activities by third parties, could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc. “LCG® (Light Control Glass) is a trademark of Gauzy Ltd.

For further information, please contact:

Media Contact:

Brittany Kleiman Swisa

brittany@gauzy.com

Joseph M. Harary

President and CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com